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                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into as of the 30th day of November, 1998, by and between LARRY SNYDER (the "Executive") and METAL MANAGEMENT, INC., a Delaware corporation, and COZZI IRON & METAL, INC. (collectively, the "Company").

         WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue such employment;

         NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, the Company and the Executive do hereby agree as follows:

         1. EMPLOYMENT AND DUTIES. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to continue to employ the Executive as the Vice President, Non-Ferrous of the Company and the Vice President of Cozzi Iron & Metal, Inc. to perform such duties and responsibilities as are consistent with such positions.

         2.   PERFORMANCE. The Executive accepts the employment described in
Section 1 above, and agrees to faithfully and diligently perform the duties and responsibilities described therein. The Executive shall devote time and attention to matters of the Company such that the Executive's services to the Company constitute his primary business activity. The Company acknowledges that the Executive may (a) engage in charitable and community affairs (including serving on the board of directors or similar management body of any charitable or community organization), (b) serve on the board of directors of or act as a consultant to other companies which are not engaged in a business that directly or indirectly competes with the Company Business (as defined in Section 16 below), and (c) make personal investments.

         3. TERM. The term of employment under this Agreement shall commence on the date of this Agreement (the "Commencement Date") and shall continue for a period of five (5) years thereafter (the "Employment Period"); provided, however, that as of the third anniversary thereof, the Employment Period shall automatically be extended for an additional one year period (such that the total remaining term of the Employment Period is then three (3) years) unless, at least sixty (60) days before third anniversary of the Commencement Date, either the Executive or the Company, as the case may be, notifies the other of its desire not to further extend the Employment Period; and provided, further, that as of each anniversary of the Commencement Date after the third anniversary thereof, the Employment Period shall automatically be extended for an additional one year period (such that the total remaining term of the Employment Period is then three (3) years) unless, at least sixty (60) days before such anniversary of the Commencement Date, either the Executive or the Company, as the case may be, notifies the other of its desire not to further extend the Employment Period. Notwithstanding the foregoing, the Executive's employment shall terminate upon the earliest to occur of the events described in Section 13 hereunder. For purposes of this Agreement, "Balance of the Term" shall mean the period beginning on the date of the Executive's termination of



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employment and ending on the date that the Employment Period would have ended pursuant to this Section 3 due to lapse of time (assuming no further extensions of the Employment Period beyond those already approved as of the date of termination), without regard to Section 13.

         4. SALARY. For all the services to be rendered by the Executive hereunder, the Company agrees to pay, during the Employment Period, a base salary ("Salary") at an initial rate of Three Hundred Thousand Dollars ($300,000.00) per Contract Year, payable in the manner and frequency in which the Company's payroll is customarily handled. For purposes of this Agreement, "Contract Year" shall mean a one-year period commencing on the Commencement Date or on any anniversary of the Commencement Date. The Company may increase the Executive's Salary at any time, or from time to time, during the Employment Period; provided, however, that the Company may not at any time reduce the Salary from its then-current level.

         5. CASH BONUS COMPENSATION. The Executive shall be entitled to an annual bonus ("Annual Cash Bonus") as determined in the discretion of the Executive Committee (the "Executive Committee") of the Board of Directors of the Company (the "Board").

         6. VACATION. In accordance with the policies and rules governing the vacation of other senior executives of the Company, the Executive shall be entitled to take vacations with pay, during each year of service under this Agreement, to be taken during the year at such time or times as may be approved by the Company. Such vacation shall be at least five (5) weeks. Unless otherwise established for other senior executives of the Company, unused vacation days shall not be accumulated from one year to the next.

         7. SICK LEAVE. In accordance with the policies and rules governing the sick leave of other senior executives of the Company, the Executive shall be allowed paid sick leave during each year of service under this Agreement. Unless otherwise established for other senior executives of the Company, unused sick leave shall not be accumulated from one year to the next.

         8. DISABILITY BENEFIT. If at any time during the Employment Period the Executive is unable to perform fully his duties hereunder for a period of six (6) consecutive months by reason of illness, accident, or other physical or mental disability (as confirmed by competent medical evidence) and such condition may reasonably be expected to be permanent ("Total Disability"), the Executive shall be entitled to receive (a) any accrued but unpaid Salary, prorated Annual Cash Bonus (based on the number of days elapsed in the applicable fiscal year), prorated vacation, and any other amounts accrued but unpaid as of the date of termination, and (b) any and all disability benefits then generally available to other senior executives of the Company. In the event that there is no established policy regarding disability benefits afforded to other senior executives of the Company or if such benefits are less than seventy percent (70%) of the Executive's then current Salary and Annual Cash Bonus for the Balance of the Term, then the Executive shall be entitled to receive periodic payments of seventy percent (70%) of his then-current Salary and the Annual Cash Bonus paid to the Executive pursuant to Section 5 of this Agreement for the preceding calendar year for the Balance of the Term. If any dispute regarding



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the existence of the Executive's Total Disability arises, each party shall appoint a physician and such physicians shall jointly appoint a third physician, the decision of any two (2) of such physicians regarding the existence of Total Disability shall be binding upon the parties. Notwithstanding the foregoing provision, the amounts payable to the Executive pursuant to this Section 8 shall be reduced by any amounts received by the Executive with respect to any such incapacity pursuant to any insurance policy, plan, or other employee benefit provided to the Executive by the Company.

         9. DEATH BENEFIT. In the event of the death of the Executive during the Employment Period, the Company shall pay (a) any accrued but unpaid Salary, pro rated Annual Cash Bonus (determined in accordance with Section 5), prorated vacation and any other amounts accrued but unpaid as of the date of termination, and (b) any and all death benefits then generally available to other senior executives of the Company. In the event that there is then no established policy regarding death benefits generally afforded to senior executives of the Company or if such benefits are less than a lump-sum payment equal to the Executive's then-current Salary and the Annual Cash Bonus paid to the Executive for the calendar year immediately preceding his death, then the Company will pay as a survivor's benefit a lump-sum amount equal to the Executive's then- current Salary and the Annual Bonus paid to the Executive for the calendar year immediately preceding his death. The benefits payable under this Section 9 shall be paid to the person or persons designated by the Executive on the form provided by the Company or, in the absence of such a designation, as follows:
(i) to the Executive's spouse if she survives him; (ii) if the Executive's spouse fails to survive the Executive, then in equal shares to the Executive's children who survive him; or (iii) if neither Executive's spouse nor any child survives the Executive, then all to the Executive's estate.

         10. INSURANCE. During the Employment Period, the Company shall apply for, procure and pay for (or, at the election of the Executive, shall reimburse the Executive for such sums expended by the Executive in applying for, procuring or paying for) a policy of group term life insurance with a face value of One Million Eight Hundred Thousand Dollars ($1,800,000), in the Executive's name and for the Executive's benefit, with the Executive's designee as the beneficiary, which policy shall be owned by the Executive. The Executive shall submit to any medical or other examination and execute and deliver any application or other instrument in writing reasonably necessary to effectuate such insurance.

         11. OTHER COMPENSATION, BENEFITS AND PERQUISITES. The Executive's Salary shall be as described in Section 4 above; his Annual Cash Bonus shall be as described in Section 5 above; his vacation shall be as described in Section 6 above; and his sick leave, disability benefit, death benefit and insurance shall be as described in Sections 7, 8, 9 and 10 above, respectively. In addition to the aforesaid types of compensation, benefits and perquisites, the Executive shall be entitled to participate in all other types of compensation, benefits and perquisites which are generally made available to other senior executives of the Company such as, but not limited to: cash bonuses in addition to the Annual Cash Bonus; stock option plans; 401(k) plans; welfare plans; business travel policies; car allowance; medical insurance; dental insurance; dues, fees and costs (including travel) associated with membership and participation


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in professional, educational and other clubs and organizations, and attendance at professional, educational and other programs, presentations, workshops, seminars and conventions, the levels of participation in which shall be determined from time to time by the Executive Committee. Without limiting the generality of the foregoing, it is expressly agreed that: the Executive's car allowance from the Company shall never be less than Seven Hundred and Fifty Dollars ($750) per month, provided that any portion of such car allowance that is not being used to pay for the Executive's car shall be paid by the Company to the Executive as additional compensation in regard to such month, the Company shall reimburse the Executive for the cost of car insurance and shall supply and pay all of the costs, fees and charges in regard to a Company phone at the Executive's home office (if any) and a cellular phone.

         12. BUSINESS EXPENSE REIMBURSEMENT. The Company shall reimburse the Executive for the reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel, entertainment and phone expenses. The Executive shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses are reimbursable by the Company. The Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service regulations or other requirements. All such reimbursements shall be payable by the Company to the Executive within a reasonable time after receipt by the Company of appropriate documentation thereof; provided, however, the Company shall have no obligation to reimburse any expenses for which appropriate and customary back-up documentation is not provided within ninety (90) days following accrual of the obligation in question.

         13.  TERMINATION.

              (a) UNILATERAL TERMINATION. The Executive's employment hereunder may be terminated during the Employment Period by the Company by written notice of termination given to the Executive at least ninety (90) days in advance of the termination date stated in such notice.

              (b) TERMINATION FOR JUST CAUSE. The Company shall have the option to terminate the Executive's employment during the Employment Period, effective upon written notice of such termination to the Executive, for Just Cause as determined by the Executive Committee. For purposes of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events:

                  (i) The willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from termination by the Company pursuant to
              Section 13(a), Total Disability or death) after a demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive fails to

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              resume substantial performance of his duties on a continuous basis within fourteen (14) days of receiving such demand; provided that if it is not reasonably possible for the Executive to resume such substantial performance within such fourteen (14) days, then such fourteen (14) day time period shall be extended to that minimum period of time during which it is reasonably possible for the Executive to resume such substantial performance;

                  (ii) The willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise and the Executive's failure to cease engaging in such conduct within fourteen (14) days after a demand for such cessation is delivered to the Executive by the Company that specifically identifies such conduct; or

                  (iii) the Executive knowingly participates or engages in any act of fraud, embezzlement, or theft (regardless of whether such act results in a criminal conviction) or the Executive is convicted of a felony or misdemeanor which materially impairs the Executive's ability to perform his duties with the Company.

For purposes of this Section 13(b), an act, or failure to act, on the Executive's part, shall not be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that his action or omission was in the best interest of the Company.

              (c) TERMINATION UPON DEATH. The Executive's employment shall automatically terminate upon the death of the Executive, without further action by the Company.

              (d) TERMINATION UPON DISABILITY. The Executive's employment shall terminate thirty (30) days after the Company notifies the Executive of a determination of Total Disability (as defined above) of the Executive, provided the Executive does not dispute such determination as provided in Section 8 hereof, in which case the date of termination for Total Disability shall be the date the Executive is determined to have a Total Disability pursuant to Section 8 hereof.

              (e) TERMINATION FOR GOOD REASON. The Executive shall have the right to resign for Good Reason (as defined below) and any such resignation shall be deemed a termination by the Company of the Executive's employment pursuant to Section 13(a). For purposes of this Agreement, "Good Reason" shall mean (i) any material breach by the Company of its obligations hereunder which is not cured within fourteen (14) days of written notice from the Executive to the Company describing such breach, (ii) any transfer of the Executive's principal work location to a location outside a radius of 25 miles from the downtown business district of Chicago, Illinois, (iii) the termination by the Executive of his employment with the Company for any reason or no reason at all at any time during the one-year period immediately following the date of a Change in Control (as defined below), or (iv) the termination by the Executive of his employment with the Company for any reason or no reason at all at any time

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during the one-year period immediately following the date the Executive receives notice of non-renewal of the Employment Period from the Company pursuant to
Section 3 herein. For purposes of this Agreement, a "Change in Control" of the Company shall mean:

                  (i) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, that was not approved by the Board, provided that, without limitation, a Change in Control shall be deemed to have occurred if the following events occur without the affirmative vote of the Executive
              Committee:

                        (1) any "person" (as defined in sections 13(d) and 14(d)
                  of the Exchange Act), other than Albert A. Cozzi, Frank J. Cozzi, Gregory P. Cozzi, Gerard M. Jacobs and T. Benjamin Jennings and their respective heirs, trusts, estates, personal representatives, legatees and assigns, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities computed on a fully diluted basis (assuming the conversion of all outstanding convertible securities of the Company and the exercise of all options and warrants which, at the time of determination, are vested and are exercisable at a price less than the then market price of the Company's Common Stock);

                        (2) during any period of two (2) consecutive years (not
                  including any period prior to the Commencement Date), there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of the Employment Period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the Employment Period or whose election or nomination for election was previously so approved; or

                        (3) the shareholders of the Company (I) approve a merger
                  or consolidation of the Company or a subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
                  (II) approve a plan of

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                  complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

         14. SURRENDER OF PROPERTIES. Upon the Executive's termination of employment with the Company, regardless of the reason therefor, the Executive shall promptly surrender to the Company all property provided him by the Company for use in relation to his employment and, in addition, the Executive shall surrender to the Company any and all sales materials, lists of customers and prospective customers, price lists, files, records, models, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, business, and operations of the Company.

         15.  SEVERANCE PAY.

              (a) Notwithstanding any other provision of this Agreement, if the Executive's employment is (or is deemed) terminated by the Company pursuant to
Section 13(a):

                  (i) the Company shall pay the Executive any accrued but unpaid Salary, prorated Annual Cash Bonus, prorated vacation, and any other amounts accrued but unpaid as of the date of termination;

                  (ii) the Company shall pay the Executive a lump-sum severance payment equal to the greater of (1) the Executive's then-current Salary and Annual Cash Bonus (determined as though the Annual Cash Bonus would be paid for each year in the Balance of the Term) for the Balance of the Term (but in no event less than three years if the Employment Agreement is terminated prior to the third anniversary of the Commencement Date), or (2) the product of 3.00 multiplied by the Executive's highest total annual cash compensation (as reported by the Company on Internal Revenue Service Form W-2) earned by the Executive in any one of the three
              (3) calendar years immediately preceding the calendar year in which the termination occurs; and

                  (iii) the Company shall continue all medical, dental and life insurance benefits at no cost to the Executive for twelve (12) months, commencing on the date of the Executive's termination of employment (and the provision by the Company of any such group health benefits shall not be considered continuation coverage pursuant to section 4980B of the Code, and such continuation converge shall commence on the date that benefits provided hereunder cease).

Other than as provided herein, if the Executive's employment is terminated by the Company pursuant to Section 13(b) hereof, the Company shall pay to the Executive any accrued but unpaid Salary, prorated Annual Cash Bonus, prorated vacation, and any other amounts accrued but unpaid as of the date of termination. Any benefit payable pursuant to this Section 15 shall be


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paid to the Executive in a lump-sum within thirty (30) days after the
Executive's termination of employment.

              (b) In the event that the Executive becomes entitled to any severance payments as provided herein, if it is determined that any such payments will be subject to the tax or any other similar state or local excise taxes (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall "gross-up" such severance payments so that the amount received by the Executive after payment of such Excise Tax shall be equal to the amount to which the Executive was entitled prior to application of such Excise Tax.

         16. RESTRICTIVE COVENANTS. In addition to any other obligation of the Executive under any other agreement with the Company, in order to assure that the Company will realize the benefits of this Agreement and in consideration of the employment set forth in this Agreement, the Executive agrees that he shall not during the Employment Period and for a period of thirty six (36) months from the Executive's termination of employment:

              (a) directly or indirectly, alone or as a partner, joint venturer, member, officer, director, employee, consultant, agent, independent contractor, stockholder or in any other capacity of any company or business, engage in any business activity in any state in which the Company owns a scrap metal yard or scrap metal processing facility on the date of the Executive's termination of employment which is directly or indirectly in competition with the Company Business (as defined below); provided, however, that, the beneficial ownership of less than 5% of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 16;

              (b) directly or indirectly (i) induce any person which is a customer of the Company or any subsidiary or affiliate of the Company on the date of the Executive's termination of employment to patronize any business directly or indirectly in competition with the Company Business; (ii) canvass, solicit or accept from any person that is a customer of the Company or any subsidiary or affiliate of the Company on the date of the Executive's termination of employment, any such competitive business, or (iii) request or advise any person that is a customer of the Company Business on the date of the Executive's termination of employment to withdraw, curtail, or cancel any such customer's business with the Company or any affiliate or subsidiary of the Company; or

              (c) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any subsidiary or affiliate of the Company on the date of the Executive's termination of employment or within six months prior to the date of the Executive's termination of employment, or in any manner seek to induce any such person to leave his or her employment.



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For purposes of this Agreement, "Company Business" shall mean scrap iron or scrap metal recycling and/or processing conducted by the Company or its subsidiaries or affiliates and any other business that the Company or its subsidiaries or affiliates may be engaged in at the time of the Executive's termination of employment.

              (d) The Executive agrees and acknowledges that the restrictions contained in this Section 16 are reasonable in scope and duration and are necessary to protect the Company after the Commencement Date. If any provision of this Section 16 as applied to any party or to any circumstances is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 16 will cause irreparable damage to the Company and upon breach of any provision of this Section 16, the Company shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

         17. CONFIDENTIALITY OF INFORMATION: DUTY OF NON-DISCLOSURE. The Executive acknowledges and agrees that his employment by the Company under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the business of the Company. Accordingly, the Executive agrees that after the date of this Agreement at all times, whether during the Employment Period or after the Executive's termination of employment, he will not, directly or indirectly, without the prior written consent of the Company or except as may be required by the lawful order of a court or agency of competent jurisdiction disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company or its subsidiaries or affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Executive agrees that he shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon the Executive's termination of employment for any reason shall return to the Company, any figures, calculations, letters, papers, records, computer disks, computer print-outs, customer lists, price lists, other lists, contracts, business plans, forms, manuals, other documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies or reproductions thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of the Company or obtained as a result of his employment by the Company. The Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company.


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         18.  ENFORCEMENT.

              (a) Upon presentation of a claim or claims (collectively, "Claims") arising out of or relating to this Agreement, or the breach hereof, by an aggrieved party, the other party shall have thirty (30) days in which to make such inquiries of the aggrieved party and conduct such investigations as it believes reasonably necessary to determine the validity of the Claims. At the end of such period of investigation, the complained of party shall either pay the amount of the Claims or the arbitration proceeding described immediately below shall be invoked.

              (b) In the event that the Claims are not settled by the procedure set forth immediately above, the Claims shall be submitted to arbitration conducted in accordance with the Commercial Arbitration Rules ("Rules") of the American Arbitration Association ("AAA") except as amplified or otherwise varied hereby.

              (c) The parties shall submit the dispute to the Chicago regional office of the AAA and the situs of the arbitration shall be Cook County, Illinois.

              (d) The arbitration shall be conducted by a single arbitrator. The parties shall appoint the single arbitrator to arbitrate the dispute within ten
(10) business days of the submission of the dispute. In the absence of agreement as to the identity of the single arbitrator to arbitrate the dispute within such time, the AAA is authorized to appoint an arbitrator in accordance with the Rules, except that the arbitrator shall have as his principal place of business the Chicago metropolitan area.

              (e) The single arbitrator selected by the AAA shall be an attorney, accountant or other professional licensed to practice by the State of Illinois.

              (f) Notwithstanding anything in the Rules to the contrary, the arbitration award shall be made in accordance with the following procedure. Each party shall, at the commencement of the arbitration hearing, submit an initial statement of the amount each party proposes be selected by the arbitrator as the arbitration award ("Settlement Amount"). During the course of the arbitration, each party may vary its proposed Settlement Amount. At the end of the arbitration hearing, each party shall submit to the arbitrator its final Settlement Amount ("Final Settlement Amount"), and the arbitrator shall be required to select either one or the other Final Settlement Amounts as the arbitration award without discretion to select any other amount as the award. The arbitration award shall be paid within ten (10) business days after the award has been made, together with interest from the date of award has been made, together with interest from the date of award at the rate of six percent (6%). Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties and shall be final and binding.

         19. COSTS OF ENFORCEMENT. The Company shall reimburse the Executive for reasonable attorneys' fees and costs incurred by the Executive in connection with any claim by

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the Executive brought hereunder (including but not limited to all reasonable attorneys' fees and costs incurred by the Executive in contesting or disputing any termination of the Executive's employment, or in seeking obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to any payment or benefit provided hereunder), so long as such claim is brought in good faith.

         20. NO DUTY TO MITIGATE OR OFFSET. The Executive shall not be required to mitigate or offset the amount of any payments that the Executive may receive from the Company as a result of the Executive's termination of employment. The amounts payable hereunder by the Company as a result of the Executive's termination of employment shall be considered liquidated damages and shall not be reduced by any amounts that the Executive earns through other employment or otherwise, except that the Company's obligation to continue medical, dental and life insurance benefits pursuant to Section 15 herein shall be reduced by the amount of any such benefits provided to the Executive by any other employer.

         21. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive against all liabilities, costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any threatened, pending or completed action, suit or proceeding to which the Executive may be made a party or may be threatened to be made a party by reason of the Executive's being or having been a director, officer, employee, or agent of the Company or serving or having served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by applicable law. The Company shall advance all costs, charges and expenses, including legal fees, incurred by the Executive in connection with the Executive's defense of any claim for which the foregoing indemnity may apply. If it is subsequently determined that the Executive was not entitled to such indemnification, the Executive will reimburse the Company any amounts advanced pursuant to the foregoing sentence.

         22. DIRECTORS AND OFFICERS INSURANCE. The Executive shall be entitled to the protection of any insurance policies the Company or any of its affiliates from time to time maintains for the benefit of its senior executive officers and directors (or substantially similar policies) respecting liabilities, costs, charges, and expenses of any type whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party or may be threatened to be made a party by reason of the Executive's being or having been a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         23.  GENERAL PROVISIONS.

              (a) GOODWILL. The Company has invested substantial time and money in the development of products, services, territories, advertising and marketing thereof, soliciting clients and creating goodwill. By accepting employment with the Company, the Executive


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


acknowledges that the customers are the customers of the Company, and that any goodwill created by the Executive belongs to and shall inure to the benefit of the Company.

              (b) NOTICE. Any notice or demand required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice or demand into the hands of the party thereunder entitled, or (ii) by the mailing of the notice or demand in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice or demand is to be given at the party's respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

              As addressed to the Company:

              Metal Management, Inc.
              500 North Dearborn Avenue
              Suite 405
              Chicago, Illinois 60610
              Attention: Chief Operating Officer

              As addressed to the Executive:

              Mr. Larry Snyder
              638 Dauphine Court
              Northbrook, Illinois 60062

The notice or demand shall be deemed to be received in case (1) on the date of its actual receipt by its actual receipt by the party entitled thereto and in case (2) on the date of its mailing.

              (c) AMENDMENT AND WAIVER. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company duly authorized by the Board or upon the Executive unless made in writing and signed by him. The waiver by either party hereto of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party.

              (d) ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties with respect to the Executive's duties and compensation as an executive of the Company and shall supersede any and all prior agreements or understandings between the parties hereto; there are no representations, warranties, agreements or commitments between the parties hereto with respect to his employment except as set forth herein.

              (e) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

              (f) SEVERABILITY. If any provision of this Agreement shall, for any reason, be held unenforceable by a court of competent jurisdiction, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

              (g) ASSIGNMENT. The Executive may not under any circumstances delegate any of his rights and obligations hereunder without first obtaining the prior written consent of the Company. The Company shall cause this Agreement and all of the Company's rights and obligations hereunder, including without limitation the obligations of the Company in the event of a termination (or deemed termination) by the Company of the Executive's employment pursuant to
Section 13(a), to be assigned and expressly assumed by any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise, including upon a Change in Control (as defined in Section 13(e)); provided, however, that any such assignment shall not relieve the Company of its obligations hereunder to the extent that an assignee does not fulfill such obligations.

              (h) HEIRS. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designees or, if there is no such designee, to the Executive's estate.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          METAL MANAGEMENT, INC.

                                          /s/ Albert A. Cozzi
                                          -------------------------------------
                                          Albert A. Cozzi
                                          President and Chief Operating Officer


                                          COZZI IRON & METAL, INC.

                                          By   /s/ David A. Carpenter
                                             ----------------------------------
                                          Its  Vice President
                                             ----------------------------------


                                          EXECUTIVE:

                                          /s/ Larry Snyder
                                          -------------------------------------
                                          Larry Snyder



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